Exhibit 99.1

PRESS RELEASE

Electronic Systems Technology, Inc.

Announces Stock Repurchase

Kennewick, WA – January 26, 2016 – Electronic Systems Technology, Inc. (EST) (OTC: ELST), manufacturer of the ESTeemTM product line of narrow band licensed, Ethernet licensed, and unlicensed wireless modems, announced that its Board of Directors has authorized a stock repurchase program pursuant to which the Company may repurchase up to $100,000 of the Company's common stock, from time to time on the open market or in privately negotiated transactions. Repurchases under the Company’s program will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other relevant factors. This stock repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be discontinued or suspended at any time without prior notice. There is no fixed termination date for this repurchase program. The Company expects to finance the purchases with existing cash balances.

About Electronic Systems Technology

Electronic Systems Technology, a publicly held corporation since 1984, was the first company to develop the wireless modem and receive the United States and Canadian patents for this technology. Contact EST Marketing for more details.  We are a fully reporting Company with our SEC filings available on our website (www.esteem.com) or at the SEC's website (www.sec.gov). Electronic Systems stock trades over-the-counter under the symbol ELST.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by such forward-looking statements. All forward-looking statements in this press release, including statements about our strategies, management team, expectations about new and existing products, market demand, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings, available free of charge at the SEC’s website (www.sec.gov).

Contact Information

Michael W. Eller, President and CEO

ELECTRONIC SYSTEMS TECHNOLOGY, INC. www.esteem.com

415 North Quay Street Kennewick, WA 99336

Phone (509) 735-9092 Fax (509) 783-5475